Exhibit 3.5

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LPL INVESTMENT HOLDINGS INC.

                LPL Investment Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

                DOES HEREBY CERTIFY:

The name of the Corporation:  LPL Investment Holdings Inc.

                FIRST:  That the Certificate of Amendment of the Certificate of Incorporation was effective on January 1, 2008, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware, as it incorrectly stated the par value as $0.01.

                RESOLVED:  That the Certificate of Amendment of the Certificate of Incorporation of LPL Investment Holdings Inc. be corrected by changing Section I of Article IV so that said Article shall be and read as follows:

                “Section 1. The Corporation shall be authorized to issue 200,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of Common Stock, $0.001 par value (“Common Stock”).”

                SECOND:  That this Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                THIRD:  That this Certificate of Correction of the Certificate of Amendment of the Certificate of Incorporation shall be effective on March 31, 2008.

                IN WITNESS WHEREOF, said LPL Investment Holdings Inc. has caused this Certificate of Correction to be signed by Stephanie L. Brown, its Secretary, this 31st day of March, 2008.

By:	/s/ Stephanie L. Brown
Title:	Secretary